CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Dunham Funds.  Such reference appears in the Statement of Additional Information of Dunham Focused Large Cap Growth Fund under the heading “Independent Registered Public Accounting Firm.”

    BBD, LLP

Philadelphia, Pennsylvania

November 28, 2011